                                                                EXHIBIT 99(a)(7)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is being made solely by the Offer to Purchase dated September 18, 1997 and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such statute. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed made on behalf of the Purchaser by Lehman Brothers Inc., the Dealer Manager, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.



                      Notice of Offer to Purchase for Cash
                 14,397,836 Outstanding Shares of Common Stock


                                       of


                       SAVANNAH FOODS & INDUSTRIES, INC.

                                       at


                              $20.25 Net Per Share
                                       by



                           IHK Merger Sub Corporation
                          a wholly owned subsidiary of



                           IMPERIAL HOLLY CORPORATION


__________________________________________________________________________
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, OCTOBER 16, 1997, UNLESS THE OFFER IS EXTENDED.
__________________________________________________________________________

     IHK Merger Sub Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Imperial Holly Corporation, a Texas corporation ("Imperial Holly"), is offering to purchase 14,397,836 shares of Common Stock, par value $0.25 per share (the "Shares"), of Savannah Foods & Industries, Inc., a Delaware corporation (the "Company") or such other amount of shares representing 50.1% of the outstanding shares of the Company on a fully diluted basis on the date of purchase, at a price of $20.25 per share net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 18, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Following the Offer, the Purchaser intends to effect the Merger (as defined below).

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn by the Expiration Date (as defined below) at least 14,397,836 shares or such other number of Shares representing 50.1% of the Company's outstanding common stock on a fully diluted basis on the date of purchase, (ii) the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder and (iii) Imperial Holly having obtained financing sufficient to enable it (or to cause Purchaser) to purchase the Shares tendered pursuant to the Offer and to consummate the Merger. The Offer also is subject to certain other conditions which are set forth in Section 14 of the Offer to Purchase.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 12, 1997 (the "Merger Agreement"), among Imperial Holly, the Purchaser and the Company. The Merger Agreement provides that as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or waiver of certain conditions contained in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, the Purchaser will be merged with and into the Company (the "Merger"). The Company will continue as the surviving corporation and as a wholly owned subsidiary of Imperial Holly following consummation of the Merger. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior thereto (other than Shares held by Imperial Holly, the Purchaser or any of their subsidiaries, or in the treasury of the Company, all of which will be canceled (the "Excluded Shares"), and Shares held by stockholders who perfect their appraisal rights under Delaware law (the "Dissenting Shares")) will be converted into the right to receive, subject to the proration procedures described below (i) cash in the amount equal to the Offer Price, without interest thereon (the "Cash Consideration"), or (ii) Stock Consideration (as defined below).

     The number of Shares to be converted into the right to receive the Cash Consideration in the Merger shall be equal to (x) 70% of the number of Shares issued and outstanding immediately prior to the Effective Time less (y) the sum of the Excluded Shares and the Dissenting Shares (the "Cash Election Number"). Subsequent to the consummation of the Offer, each stockholder of the Company holding Shares not tendered in the Offer (other than Excluded Shares) or not accepted for payment in the Offer because of proration will be entitled make an election to receive the Cash Consideration. If the number of Shares electing to receive the Cash Consideration exceeds the Cash Election Number, such shares will be converted into the right to receive the Cash Consideration on a pro rata basis, with the remainder converted into the right to receive the Stock Consideration. If the number of Shares electing to receive the Cash Consideration is less than the Cash Election Number, such shares will be converted into the right to receive the Cash Consideration while those Shares not so electing will be converted into the right to receive the Stock Consideration on a pro rata basis, with the remainder receiving the Cash Consideration. "Stock Consideration," with respect to each Share converted into the right to receive Stock Consideration, shall mean (x) if the Closing Price (as defined below) of the shares of common stock, without par value, of Imperial Holly ("Imperial Shares") is $13.25 or lower, a number of Imperial Shares equal to the quotient of the Offer Price divided by $13.25, (y) if the Closing Price of the Imperial Shares is $17.25 or greater, a number of Imperial Shares equal to the quotient of the Offer Price divided by $17.25, or (z) if the Closing Price of the Shares is greater than $13.25 but less than $17.25, a number of Imperial Shares equal to the quotient of the Offering Price divided by the Closing Price. The Stock Consideration also includes with each Imperial Share the right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock of Imperial Holly pursuant to a Rights Agreement, dated as of September 14, 1989, as amended, between Imperial Holly and the Bank of New York, as rights agent. "Closing Price" means the volume weighted average of the trading prices of the Imperial Shares, rounded to three decimal places, as reported by Bloomberg Financial Markets, for each of the first 15 consecutive days upon which both the New York Stock Exchange and the American Stock Exchange are open for trading in the period commencing 20 of such trading days prior to the date of the closing of the Merger. In addition, as of September 12, 1997, each of the executive officers and directors of the Company executed a stockholder agreement with the Purchaser and Imperial Holly (the "Stockholders Agreement") pursuant to which each has agreed to tender all Shares owned by such stockholder into the Offer.

     In the event that more than 14,397,836 Shares or such other amount of Shares representing 50.1% of the Company's outstanding common stock on a fully diluted basis on the date of purchase are validly tendered and not withdrawn in accordance with Section 4 of the Offer to Purchase prior to the Expiration Date, the Purchaser will accept for payment and pay for such Shares on a pro rata basis (with applicable adjustments to avoid purchase of fractional Shares).

     For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Wachovia Bank, N.A. (the "Paying Agent") of the Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Paying Agent, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders whose Shares have theretofore been accepted for payment. Payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Paying Agent of (i) certificates for (or a book-entry transfer with respect to) such Shares, (ii) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase), and (iii) all other documents required by the Letter of Transmittal. Under no circumstances will interest be paid by the Purchaser on the purchase price of the Shares, regardless of any extension of the Offer or any delay in making such payment.

     The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, October 16, 1997, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. Subject to the limitations set forth in the Merger Agreement, the Purchaser reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Paying Agent and by making a public announcement of such extension. There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any such extension will be followed by a public announcement thereof no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. If the Purchaser extends the Offer, then without prejudice to the rights of the Purchaser, tendered Shares may be retained by the Paying Agent on behalf of the Purchaser and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights, as set forth below.

     Except as otherwise provided below, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after November 17, 1997. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Paying Agent at its address as set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from the name of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Paying Agent, then, prior to the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on such certificates, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3 of the Offer to Purchase, any notice of withdrawal with respect to such Shares must specify the name and number of the account at the applicable Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase. All questions as to the form and validity (including time of receipt) of notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding on all parties.

     The Company has provided to the Purchaser its lists of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholders lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance may be directed to the Information Agent and the Dealer Manager at the telephone numbers and locations listed below. Copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer documents may be obtained at the Purchaser's expense from the Information Agent or from your broker, dealer, commercial bank or trust company or other nominee. No fees or commissions will be payable by Imperial Holly or the Purchaser to brokers, dealers or other persons other than the Information Agent and the Dealer Manager for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                            D. F. KING & CO., INC.
                                77 Water Street
                         New York, New York 10005-4495
                         CALL COLLECT:  (212) 269-5550
                        CALL TOLL FREE:  (800) 758-5378


                     The Dealer Manager for the Offer is:

                                LEHMAN BROTHERS
                           3 World Financial Center
                               200 Vesey Street
                           New York, New York 10285
                         CALL COLLECT:  (212) 526-2449

September 18, 1997